FOR IMMEDIATE RELEASE

Contact:

Robert J. Brittain, President & C.E.O.
Telephone:(518) 842-7200
Fax:(518) 842-7500

Harold A. Baylor, Vice President & C.F.O.
Telephone:(518) 842-7200
Fax:(518) 842-1688



          AMBANC HOLDING CO., INC. ANNOUNCES STOCK REPURCHASE PROGRAM


Amsterdam, N.Y., February 18, 1998 -- Robert J. Brittain, President and C.E.O. of Ambanc Holding Co., Inc. (NASDAQ: AHCI), today announced the Company's intention to repurchase up to 5% of its outstanding common stock, or 215,320 shares. The shares to be reacquired will be used, in part, to partially fund the 1997 Incentive Stock Option Plan, which was ratified at the Annual Meeting of Stockholders held on May 23, 1997, and for general corporate purposes. Mr. Brittain indicated that any shares reacquired will be purchased from time to time in the open market subject to the availability of shares and market conditions.

The Company recently reported operating results for the three and twelve months ended December 31, 1997. For the fourth quarter of 1997 the Company reported net income of $800,000, or $0.21 per basic share, compared to a net loss of $4.6 million, or $(1.01) per share, in the 1996 period. For the year 1997, Ambanc recorded net income of $2.8 million, or $0.70 per basic share, compared to a net loss in 1996 of $3.8 million, or $(0.81) per share.

Over the past three months, the Company's shares traded between $13.375 and $19.75. As of February 17, 1998, there were 4,306,418 shares of common stock outstanding. At December 31, 1997, the Company had $510.4 million in total assets and stockholders' equity of $61.2 million.


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